Form N-8A
               SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.

                            FORM N-8A

   NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
              OF THE INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Royce Capital Trust

Address of Principal Business Office (No. & Street, City, State Zip Code):

                   1414 Avenue of the Americas
                       New York, NY  10019

Telephone Number (including area code):  (212) 355-7311
Name and Address of Agent for Service of Process:

                        Charles M. Royce
                   1414 Avenue of the Americas
                       New York, NY  10019

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes[ ] No [X]

                           SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on
its behalf in the city of New York and State of New York on the  8th   day of
February, 1996.


[SEAL]                             ROYCE CAPITAL TRUST



                                   By: /s/ Charles M. Royce
                                      Charles M. Royce, Trustee
Attest:/s/ Susan I. Grant
       Susan I. Grant,
       Secretary
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Item 1.   The name of the registrant is Royce Capital Trust.

Item 2. The registrant was organized under the laws of the State of Delaware on January 11, 1996.

Item 3.   The registrant is a business trust.

Item 4.   The registrant is a management company.

Item 5.

     (a)  The registrant is an open-end company.

     (b)  The registrant is registering as a diversified company.

Item 6. The name and address of the investment adviser of the registrant is Quest Advisory Corp., 1414 Avenue of the Americas, New York, NY 10019.

Item 7.   The names and addresses of each trustee of the registrant are:

          Charles M. Royce
          1414 Avenue of the Americas
          New York, NY  10019

          Richard M. Galkin
          1414 Avenue of the Americas
          New York, NY  10019

          W. Whitney George
          1414 Avenue of the Americas
          New York, NY  10019

          Stephen L. Isaacs
          1414 Avenue of the Americas
          New York, NY  10019

          David L. Meister
          1414 Avenue of the Americas
          New York, NY  10019

Item 8.   N/A.

Item 9.

     (a)  No.

     (b)  N/A.

     (c)  Yes.

     (d)  No.

     (e)  N/A.

Item 10.  $0.

Item 11.  No.

Item 12.  N/A.